Exhibit 10.20
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made the 7th day of October, 2024 (the "Effective Date").
BETWEEN:
i-80 GOLD CORP.
a company incorporated under the laws of the Province of Ontario
(hereinafter called "i-80 Gold" or the "Corporation")
- and -
RICHARD YOUNG
an individual resident in Toronto, in the Province of Ontario
(hereinafter called the "Executive")
WHEREAS i-80 Gold and the Executive (and, collectively, the "Parties") acknowledge the importance of ensuring that the Executive is employed on fair and reasonable terms;
AND WHEREAS the Executive was offered employment with the Corporation pursuant to the terms and conditions of an offer of employment letter dated September 15, 2024;
AND WHEREAS the Executive commenced employment on September 18, 2024;
AND WHEREAS the Corporation wishes to formalize these terms pursuant to a formal employment agreement which includes additional consideration including, but not limited to, benefits continuation or a lump sum payment of benefit premiums in lieu of continuation upon termination without cause among other consideration;
AND WHEREAS the Corporation wishes to ensure that the Executive will be committed to the success of the Corporation, and that the Executive will devote their full professional time and energy to the operations of i-80 Gold and, as such, the Corporation is offering employment to the Executive on the terms and conditions set forth in this employment agreement (the “Agreement”);
NOW THEREFORE, in consideration of the Executive's commitment to perform his duties in a professional and competent manner, the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Employment
1.1Employment - i-80 Gold agrees to employ, and the Executive hereby accepts employment with i-80 Gold, on a full-time basis as its CHIEF EXECUTIVE OFFICER (“CEO”) on the terms set out in this Agreement. In this position, the Executive shall report to the Board of Directors. In addition, you will serve as a Director of the Corporation.
1.2Start Date – Your start date will be September 18, 2024.
1.3Responsibilities and Duties - As CHIEF EXECUTIVE OFFICER, the Executive shall perform the duties and responsibilities outlined in Schedule "A" to this Agreement, and such other duties and responsibilities as may be assigned to the Executive, which are commensurate with the Executive's role. The Executive agrees that he will act in the best interests of i-80 Gold and that he will faithfully discharge his duties and responsibilities hereunder to the best of his abilities. The Executive will devote his full professional time and attention to the business and affairs of i-80 Gold and, given his senior executive role, the Executive
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acknowledges that his hours of work will vary from time to time, and may include long days and weekends, and travel, depending on the needs of the business.
The Executive agrees that he shall not undertake any additional business or occupation or become a director, officer, employee or agent of any other Person without obtaining prior written approval from i-80 Gold. The Executive hereby represents and warrants that he has disclosed to i-80 Gold any outside employment or consulting work or any other offices or directorships held by him on the Effective Date as outlined in Schedule "B" attached hereto. i-80 Gold hereby approves the Executive's continued involvement in those roles, provided that these external activities will not unduly interfere with the performance of his duties and responsibilities on behalf of i-80 Gold.
1.4Term - The terms of this Agreement shall commence on the Effective Date and shall continue for an indefinite period until this Agreement and the Executive's employment is terminated pursuant to Article 3 hereof or otherwise upon the mutual agreement of the Parties.
2.Compensation and Benefits
2.1Base Salary - The Executive shall receive an annual base salary of US$500,000 (the "Base Salary"), pro-rated for any partial year of employment, and which shall be payable by i-80 Gold in accordance with the Corporation's normal payroll practices as they may be amended from time to time. Salary reviews are to be conducted on a calendar basis with the first being during the month of January 2025 under the Corporation’s current practice. Base Salary increases, if applicable, will be determined based on a combination of individual merit and external market factors. Your Base Salary and all other compensation and payments hereunder will be subject to applicable tax withholdings.
2.2Incentive Bonus - The Executive shall also be entitled to receive an annual short-term incentive payment (“STI") with a target of 120% annual Base Salary, and with a stretch target to 180%, based on certain criteria and at the discretion of the Board. The payment of this STI shall be based upon a mix of actual financial, share performance relative to peers, operations and safety performance metrics under the terms of the Corporation’s bonus plan in effect at the time of payment. Any bonus payment is subject to board approval at its sole discretion and may be paid in a range of 0%-180%. The STI for 2024 will be pro-rated from the Executive’s start date through the end of the year. All terms and conditions set out in the STI Plan will apply. The Executive acknowledges that: (i) the terms and criterion of the STI Plan may change each calendar or fiscal year at the discretion of the Corporation; (ii) the Executive has no expectation that in any calendar or fiscal year there will be an STI; (iii) the amount of the STI, if any, that the Executive may be awarded may change from year to year; (iv) any STI paid to the Executive does not form part of the Executive's Base Salary, regular compensation or regular wages, unless minimally required otherwise by Ontario's Employment Standards Act, 2000, as may be amended from time to time, including its successor legislation (the "ESA"); and (v) the Executive must be actively employed by the Corporation on the date the STI is paid out in order to receive such bonus, unless minimally required otherwise by the ESA. For greater certainty and except as minimally required otherwise by the ESA, the Executive shall be deemed to be no longer actively employed by the Corporation as of the effective date of termination specified in the written notice of termination from the Corporation or the effective date of resignation specified in the written notice of resignation from the Executive and shall not be deemed to be employed during any period in which the Executive is, or will be, in receipt of compensation or other entitlements in lieu of notice of termination whether under contract, statute, common law or otherwise.
2.3Long-Term Incentive Bonus - Additionally, the Executive shall also be entitled to receive a long-term incentive payment (“LTI”) with a target of 150% annual Base Salary, and with a stretch target of up to 200%. The LTI will be paid in RSUs with the RSUs vesting over 3 years. The LTI may pay out from 0-200% of Base Salary. The amount of the Executive’s LTI will fluctuate based upon actual financial, operation and safety performance and is subject to Board approval at its sole discretion. All terms and conditions set out in i-80 Gold’s Omnibus Share Incentive Plan will apply.
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2.4Equity Incentive Awards - The Executive shall be entitled to participate in certain of the Corporation's equity compensation plans (the "Equity Compensation Plans"), including the restricted share unit plan of the Corporation. Annual incentive awards ("Awards") provided under the Equity Compensation Plans, including the restricted share units will be determined at the discretion of the Compensation Committee of the Board and shall be treated in accordance with the applicable Equity Compensation Plan terms and any Award agreement.
Except as may be otherwise provided for herein, the Executive specifically acknowledges and agrees that in the event that he resigns, or his employment is terminated by i-80 Gold for Cause (as defined below in Section 3.2), the Executive shall only be eligible to exercise any Awards that vested on or prior to the effective date of his resignation or termination of employment in accordance with the terms and conditions of the applicable Equity Compensation Plan. Except as may be otherwise provided for herein, the Executive acknowledges that any Awards that remain unvested as of the effective date of his resignation or termination of employment for Cause shall be immediately cancelled and shall not be exercisable by the Executive thereafter. The Executive specifically acknowledges and agrees that he shall not be eligible to receive any compensation whatsoever arising out of the cancellation of: (i) any Award that had vested on or prior to the effective date of the Executive's resignation or termination of employment (with or without Cause) that the Executive fails to exercise following such resignation or termination in accordance with the terms of the applicable Equity Compensation Plan and the Award agreement; (ii) any Award that had vested on or prior to the effective date of the Executive's resignation or termination of employment if the Toronto Stock Exchange (or other principal stock exchange on which the shares of the Corporation are then listed) should, for any reason, require the Corporation to cancel or otherwise prevent, or in any way restrict, the exercise of such Awards; and (iii) any Award that is cancelled upon the Executive's resignation or termination of employment for Cause.
2.5Restricted Stock Units (“RSUs”) – The Executive shall be granted US $1,500,000 of restricted stock units as of the Executive’s start date with the number of units determined based on the closing price of the Company’s common shares on the NYSE on the day before the start date. The RSUs will vest over a 3-year period. In the event of a change of control or a termination without “Cause” (defined below), the vesting of the RSUs will be accelerated. The pricing of the RSU grants set out above remain subject to any NYSE or TSX rules and approval. Any equity grants will be subject to the terms and conditions of i-80 Gold’s Omnibus Share Incentive Plan.
2.6Benefits - The Executive shall be eligible to participate in any group benefit plans that are provided by i-80 Gold to its employees in accordance with the terms and conditions of such plans. Benefits including health, dental, vision, disability and life insurance are among the employee benefits offered. Benefits will commence as soon as possible subject to the terms and conditions of the Company’s benefit carrier(s). The Executive acknowledges and agrees that i-80 Gold has the right to amend or discontinue such plans, or to change benefits carriers, from time to time in its sole discretion.
2.7Vacation - The Executive shall be eligible for twenty-five (25) days of paid vacation in each calendar year. The Executive’s first year of annual vacation will be prorated based on the Executive’s start date. Vacation shall be taken by the Executive in the year in which it is earned, and, unless otherwise approved in writing by i-80 Gold, the Executive may carry over only a maximum of ten (10) business days of vacation time into any subsequent year. Any vacation time that is carried over by the Executive must be used within the subsequent calendar year or it will be forfeited by the Executive without payment, subject to any minimum requirements under the ESA.
The Executive shall take his vacation at a time or times reasonable for each of the Parties in the circumstances, taking into account the staffing requirements of the Corporation and the need for timely performance of the Executive's responsibilities.
2.8Expenses - The Executive shall be also reimbursed for reasonable and proper expenses incurred by him in connection with the performance of the Executive's duties and responsibilities hereunder. i-80 Gold shall reimburse the Executive for any business expenses that are actually and properly incurred by him in accordance with the Corporation's normal expense policies and/or practices, as they are amended from time to time, and upon the Executive providing appropriate receipts or other vouchers in support of the claim for reimbursement.
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2.9Directors and Officers Liability Insurance - The Executive shall receive coverage under the Corporation's liability insurance policy for directors and officers in accordance with the terms of such policy, as it may be amended by i-80 Gold from time to time.
3.Termination of Employment
3.1Termination by Executive - The Executive may resign his employment at any time upon giving i-80 Gold at least three (3) months of prior written notice of the Executive's resignation. In its sole discretion, i-80 Gold may waive all or part of such notice period in whole or in part by providing the Executive with pay in lieu of notice to the intended date of resignation. The Executive agrees that he shall have no entitlement to further compensation except for unpaid Base Salary, vacation earned up to the effective date of his resignation, reimbursement for all eligible expenses that have been incurred by the Executive and remain owing as of the effective date of termination upon the Executive's provision of proper vouchers or receipts, or any other wages or other minimum entitlements under the ESA which are due and owing to the Executive on the effective date of his resignation (the "Accrued Entitlements"). In circumstances where i-80 requires the Executive to provide working notice during the Executive’s resignation notice period, then the Executive shall be entitled to any STI earned by the Executive in the calendar or fiscal year immediately preceding the cessation of employment if any amounts remain outstanding All of the Executive's benefits and any other allowances or perquisites shall immediately cease upon the effective date of the Executive's resignation. Waiver of notice will not constitute termination of the Executive's employment by the Corporation.
3.2Termination for Cause - i-80 Gold and the Executive agree that this Agreement and the employment of the Executive may be terminated by the Corporation, for cause, on the following terms:
3.2.1if the Executive is guilty of cause under the ESA (currently defined as willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Corporation), without notice, pay in lieu of notice, statutory severance pay, or any other compensation or entitlements either by way of anticipated earnings or damages of any kind, except for (A) the Accrued Entitlements; and (B) and any other minimum statutory entitlements owing to the Executive under the ESA; or
3.2.2if the Executive is terminated for any reason that constitutes just cause at common law but does not constitute cause under Section 3.2.1 above, by providing the Executive with only: (A) the Accrued Entitlements; (B) the minimum amount of working notice of termination or payment of the Executive's regular wages in lieu of notice (or a combination in the Corporation's discretion), prescribed by the ESA; (C) statutory severance pay, if any, prescribed by the ESA; (D) the benefit plan contributions necessary to maintain the Executive's participation in all benefit plans provided to the Executive by the Corporation immediately before the termination of the Executive's employment until the later of: (1) the effective termination date; and (2) the date the minimum statutory notice period prescribed by employment standards legislation ends; and (E) any other minimum statutory entitlement owing to the Executive under employment standards legislation.
3.3Cessation of Employment upon Death - The Parties agree that the Executive's employment shall cease, and this Agreement shall terminate, automatically upon the Executive's death. In the event that the Executive's employment ceases pursuant to this section, the Executive (or the Executive's estate) shall be eligible to receive (A) his Accrued Entitlements; and (B); any other minimum statutory entitlements that may be owing to the Executive under the ESA, without duplication.
3.4Termination Without Cause – The Corporation may terminate the Executive's employment without cause by providing the Executive with:
3.4.1at the Corporation's discretion, either (collectively, the "Termination Period"):
(a)working notice of a maximum of twelve (12) months (the "Notice Period"), in which case the Executive will continue to perform the Responsibilities and Duties until expiration of the working notice period during which the Executive shall continue to be entitled to all elements of Compensation and Benefits as set out herein;
(b)payment in lieu of such working notice equal to a maximum of twelve (12) months (the "Termination Payment"), in which case the Executive's employment with the
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Corporation will be terminated immediately upon receiving notice from the Corporation; or
(c)a combination of both, at the Corporation's discretion up to a maximum of twelve (12) months;
3.4.2during any part of the Termination Period in which the Corporation provides the Executive with the Notice Period, then:
(a)any minimum statutory severance pay as prescribed by the ESA at the end of such Notice Period in order for the Corporation to be compliant with the minimum statutory standards of the ESA; and
(b)the benefit plan contributions necessary to maintain the Executive's participation in all benefit plans provided to the Executive by the Corporation as of the date notice of termination is delivered to the Executive for the duration of the Notice Period, to the extent they are available;
3.4.3during any part of the Termination Period in which the Corporation provides the Executive with Termination Payment:
(a)the Executive will continue to receive only his then Base Salary accrued and owing up to and including the effective date of termination, to be paid as a salary continuance or as a lump sum payment at the Corporation's sole discretion; and
(b)the benefit plan contributions necessary to maintain the Executive’s participation for the minimum statutory notice period prescribed by the ESA in all benefit plans provided to the Executive by the Corporation immediately before the termination of the Executive’s employment will be continued; and
(i)to the extent permitted by its carriers, i-80 Gold shall also continue to pay its share of any premium contributions to any group benefits for the remainder of Termination Period for which the Executive was eligible as of the date that is immediately prior to the date that notice of termination is provided pursuant to this Agreement; or
(ii)in the event that i-80 Gold is not permitted by its carriers to continue any group benefit for the entire Termination Period (including, for certainty, life insurance and disability coverage, if such coverage is provided to the Executive by i-80 Gold), i-80 Gold shall provide the Executive with a lump sum payment equal to the cost of the benefit premiums (calculated as of the date that is immediately prior to the date of termination) that i-80 Gold would have paid to provide the benefit to the Executive for the remaining part of the Termination Period;
3.4.4i-80 Gold shall provide, , a lump sum payment in circumstances of a termination pursuant to 3.4.1(b) above, or, at its sole discretion in circumstances of a termination pursuant to 3.4.1(a) above, may provide either a lump sum payment or payments in equal installments that are added to the salary continuation payments referred to in paragraph 3.4.1 above:
(a)any STI earned by the Executive in the calendar or fiscal year immediately preceding his termination if any amounts remain outstanding; and
(b)an amount that is equal to the average annual STI earned by the Executive over the two-year period immediately prior to the Executive's termination of employment in full and final satisfaction of his eligibility to earn any STI during the Termination Period;
3.4.5regardless of whether the Executive is entitled to the Notice Period or Termination Payment, or a combination thereof, the Executive will not be entitled to any further claim or any other rights or damages to any bonus or incentive compensation for any period thereafter,
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whether by way of general or specific damages and whether in contract, statute, common law or otherwise, then as set out above;
3.4.6awards that have been previously granted to the Executive that have not yet vested shall immediately vest and be exercisable by the Executive or redeemed (as applicable) in accordance with the terms and conditions of the applicable Equity Compensation Plan, notwithstanding any term or condition to the contrary that is contained in the applicable Equity Compensation Plan (or in the applicable Award agreement) or in this Agreement;
3.4.7the Accrued Entitlements;
3.4.8any other minimum statutory entitlements that may be owing to the Executive under the ESA, without duplication; and
3.4.9for greater certainty, except as specifically provided for herein, or as minimally required by the ESA, the Executive shall not be eligible to receive payment or compensation for any other benefits, allowances, perquisites or other remuneration during any part of the Termination Period in which pay in lieu of notice is provided to him by i-80 Gold.
3.5Termination Following a Change of Control - In the event of your termination without cause within 12 months following a Change of Control, or your resignation due to a material diminution in your compensation or duties within 12 months following a Change of Control, you will be entitled to two times your annual Base Salary and two times your average annual STI for the prior two years.
3.6For the purposes of this Agreement:
3.6.1"Change of Control" is defined as:
(a)any Person or group of Persons acting jointly or in concert within the meaning of the Securities Act (Ontario) (in this paragraph, an "Acquiror"), other than through an offering of securities undertaken with the approval of the Board, acquires control or is deemed to acquire control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and associates (within the meaning of the Business Corporations Act (Ontario)) and affiliates of the Acquiror to cast or to direct the casting of more than 50% of the votes attached to all of the outstanding Voting Securities of the Corporation which may be cast to elect directors of the Corporation (regardless of whether a meeting has been called to elect directors);
(b)the shareholders of the Corporation approve all resolutions required to permit any Person or group of Persons acting jointly or in concert (within the meaning of the Securities Act (Ontario)) to accomplish the result described in subparagraph (a) above, even if the securities have not yet been issued or transferred to, or acquired by, that Person or group of Persons;
(c)the Corporation shall sell or otherwise transfer, including by way of the grant of a leasehold interest or joint venture interest (or one or more subsidiaries of the Corporation shall sell or otherwise transfer, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and the subsidiaries thereof as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year of the Corporation generated, or during the then current financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and the subsidiaries thereof, to any Person or group of Persons (other than one or more subsidiaries of the Corporation), in which case the Change in Control shall be deemed to occur on the date of the transfer of the property of assets representing one dollar more than 50% of the
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consolidated assets in the case of clause (A) or 50% of the consolidated operating income or cash flow in the case of clause (B), as the case may be;
(d)the shareholders of the Corporation approve all resolutions required to permit any Person or group of Persons to accomplish the result described in subparagraph (c) above, even if the transfer has not been completed;
(e)Incumbent Directors cease to constitute a majority of the Board (which, for the purposes of this paragraph, an "Incumbent Director" shall mean any member of the Board who is a member of the Board immediately prior to the occurrence of a contested election of directors of the Corporation); or
(f)the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Change of Control has occurred, or that such a Change of Control is imminent, in which case, the date of the Change of Control shall be deemed to be the date of such resolution.
3.6.2"Voting Securities" is defined as the common shares of i-80 Gold and any other shares entitled to vote for the election of directors of the Corporation and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors of the Corporation including any options or rights to purchase any such shares or securities.
3.7Full and Final Satisfaction - The notice of termination and/or payments in lieu of such notice provided to the Executive pursuant to Sections 3.3 or 3.4 or 3.5 above are inclusive of any and all statutory and other obligations that i-80 Gold has to the Executive arising out of the termination of his employment. The Parties understand and agree that the notice and/or payments set out in Sections 3.3 or 3.4 or 3.5 above will be provided in full and final satisfaction of i-80 Gold's obligations to the Executive upon the termination or cessation of his employment, and that in exchange for this notice and/or these payments, the Executive agrees to sign and return a Full and Final Release to i-80 Gold, in favour of i-80 Gold (and its directors, officers, employees and agents) in a form acceptable to i-80 Gold. Further, the Executive acknowledges and agrees that upon receipt by him of the notice and/or payments set out in Sections 3.3 or 3.4 or 3.5 above, i-80 Gold will have no further or other liability to the Executive whatsoever. If the Executive does not sign and return the Full and Final Release in favour of i-80 Gold, then the Executive will only be entitled to the Executive’s minimum entitlements under the ESA.
3.8Resignation as Director or Officer - In the event that the Executive is a director or an officer of i-80 Gold or any of its subsidiaries or affiliates as at the date that this Agreement and the Executive's employment is terminated for any reason whatsoever, the Executive undertakes to immediately tender his resignation in writing from any position that the Executive holds as a Director or an Officer of i-80 Gold or any of its subsidiaries or affiliates, and that such resignation shall be effective upon the date of the Executive's resignation or termination, or the date that the Executive's employment ceases by reason of death or disability.
3.9Return of i-80 Gold Property and Confidential Information - Upon the termination of the Executive's employment for whatever reason, or otherwise upon the request of i-80 Gold, the Executive agrees to immediately surrender to i-80 Gold any of the Corporation's property in his control or possession, including, without limitation, any access passes, equipment, corporate credit cards, cellular telephone/BlackBerry, laptop computer, keys, and any Confidential Information together with any copies or reproductions thereof and, further, the Executive undertakes to delete and destroy any files on any computer system, retrieval system or database that is not in the possession or control of the Corporation that may contain any Confidential Information belonging to i-80 Gold or to any of its subsidiaries or affiliates.
4.Non-Disclosure, Non-Competition and Non-Solicitation
4.1For the purposes of this Agreement:
4.1.1"Competitive Entity" means any Person that is engaged in the mining, exploration or development of precious or base metal mineral resources or projects anywhere in the Restricted Area.
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4.1.2"Confidential Information" means any confidential or proprietary information belonging to i-80 Gold or to any of its subsidiaries or affiliates, including, without limitation:
(a)any information concerning any resource property or technical information concerning any resource property in which i-80 Gold or any of its subsidiaries or affiliates has an ownership or other interest;
(b)any operational, scientific or technical information, including production, resource and reserve information, technical drawings and designs, assay results and drilling results;
(c)any information relating to the operating results, borrowing arrangements or financial information, including cost and performance data, capital structure, and holdings of investors;
(d)any information which is generally regarded as confidential or proprietary by the Corporation or its Board;
(e)any information contained in any of the Corporation's written or oral policies and procedures or employee manuals, and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations; and
(f)any information belonging to suppliers, customers, vendors, subsidiaries or affiliates of the Corporation which the Corporation has agreed to hold in confidence or that is subject to a confidentiality agreement between i-80 Gold and any third party.
For greater clarity, Confidential Information shall not include any information that: (i) is as of the Effective Date or subsequently becomes generally available to the public, other than through a breach of this Agreement, (ii) becomes available to the Executive on a non-confidential basis from a source other than i-80 Gold or its subsidiaries or affiliates, provided that such information is not subject to an existing confidentiality agreement between any third party and i-80 Gold or any of its subsidiaries or affiliates, or (iii) is required to be disclosed by operation of law or by the decision or order of a court or administrative tribunal of competent jurisdiction.
4.1.3"Person" means any individual, firm, corporation, association, limited liability company, unlimited liability company, partnership, or any other legal or business entity.
4.1.4"Restricted Area" means (i) the resource properties in which i-80 Gold or any of its subsidiaries or affiliates has an ownership or other interest or an option to acquire title or an interest in such property as of the date that this Agreement; and (ii) the geographic area contained within one kilometer from the exterior boundaries of any resource property in which i-80 Gold or any of its subsidiaries or affiliates has an ownership or other interest or an option to acquire title or an interest on the date that this Agreement terminates for any reason.
4.2Non-Disclosure of Confidential Information - The Executive agrees that during his employment, the Executive has been, and will continue to be, given access to and entrusted with, Confidential Information. The Executive further agrees that this Confidential Information is the exclusive property of i-80 Gold, and that i-80 Gold has the right to protect and maintain its Confidential Information. Accordingly, the Executive agrees that without the prior written consent of i-80 Gold, at any time during the Executive's employment or following the termination of this Agreement, however caused, he shall not directly or indirectly communicate or disclose to any Person, or use for any purpose other than in furtherance of the i-80 Gold's business, any of the Confidential Information.
4.3Non-Competition - The Executive acknowledges that the Executive's services are unique and extraordinary, and that his key position will give the Executive access to Confidential Information of substantial importance to i-80 Gold. Accordingly, the Executive hereby covenants and agrees that, during the Executive's employment and for a period of twelve (12) months following the termination of this Agreement, however caused, the Executive will not, without the prior written approval of i-80 Gold, either individually or in partnership or jointly or in conjunction with any Person as employee, principal, agent, shareholder (other than as a holder of not more than five percent (5%) of the total stock of any publicly-traded entity) or in any other manner whatsoever, be employed or retained by, be engaged in or connected with in the capacity similar to a role held by the Executive in the twelve (12) months' preceding
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his termination (however caused and for any reason), have any interest in, or lend his name to, any Competitive Entity that has an ownership or other interest in any property in the Restricted Area or is operating in the Restricted Area.
The Parties agree that nothing in this paragraph shall prevent the Executive from any ongoing involvement with any of the entities listed in Schedule "B" to this Agreement.
4.4Non-Solicitation of Employees and Contractors - The Executive agrees that, during his employment and for a period of twelve (12) months following the termination of this Agreement, however caused, the Executive will not, directly or indirectly, either individually or in partnership or jointly or in conjunction with any Person:
4.4.1induce or solicit for employment or association, or assist any Person to induce or solicit any Person who:
(a)is employed or retained by i-80 Gold as an employee;
(b)is engaged or retained by i-80 Gold as a consultant; or
(c)is engaged or retained by i-80 Gold as an independent contractor.
4.5Fiduciary Obligations - The Executive acknowledges that the restrictive covenants contained in this Agreement are in addition to any obligations which the Executive may now or may hereafter owe to i-80 Gold (including any fiduciary or other obligations at common law), and that the obligations contained in this Agreement do not replace any rights of i-80 Gold with respect to any such other common law duties owed to the Corporation by the Executive.
4.6Restrictions Reasonable - The Executive acknowledges that the limitations of time, geography and the definition of Competitive Entity set out in this Agreement are reasonable and necessary to protect the legitimate business interests of i-80 Gold. The Executive agrees that these limitations are not unduly restrictive of him, and will not prevent him from obtaining alternate employment or earning a living. The Executive further agrees that these covenants are necessary to protect the goodwill and other proprietary interests of i-80 Gold and its subsidiaries and affiliates, given that the Executive has had access to and is familiar with the affairs, trade secrets, business plans, and Confidential Information of i-80 Gold and its subsidiaries and affiliates. The Executive specifically agrees to the restrictive covenants contained in Article 4 as a term and condition of his employment with i-80 Gold, and acknowledges that he has received good and adequate consideration for providing the restrictive covenants contained herein.
4.7Injunctive Relief - The Executive acknowledges that his breach or threatened breach of any provision of Article 4 will cause i-80 Gold to suffer irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that i-80 Gold shall be entitled, in addition to any other relief available to it in law or in equity, to the granting of injunctive relief without proof of actual damages or the requirement to establish the inadequacy of any of the other remedies available to it. The Executive covenants not to assert any defence in proceedings regarding the granting of an injunction or specific performance based on the availability to i-80 Gold of any other remedy.
4.8Survival - The provisions of Article 4 shall survive the termination of this Agreement and/or the employment of the Executive with i-80 Gold, irrespective of how such termination is caused.
5.Notices
5.1Notices - Any demand, notice or other communication to be made or given in connection with this Agreement shall be made or given by (i) personal delivery, (ii) mailed by registered mail, postage prepaid with return receipt requested, (iii) delivered by overnight or same-day courier service, or (iv) facsimile or email transmission, to the address set forth below or at such other address as designated by notice by either party to the other. Notices delivered personally or by overnight or same-day courier service are deemed to be given and received as of the date of actual receipt. Notices mailed by registered mail are deemed to be given and received five business days after mailing. Notices delivered by facsimile or email transmission are deemed to be given and received on the next business day following the date that the facsimile or email transmission is sent.
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To i-80 Gold Corp.:
5190 Neil Road, Suite 460, Reno, Nevada 89502

Attention:    Richard Young, CEO
Telephone:    416-312-1737
Email:        ryoung@i80gold.com
To the Executive:
Richard Young
116 Paliser Court
Oakville, Ontario L6K 2H1
Telephone: 416-312-1737
Email:    ryoung@i80gold.com
Any party may change its address for service from time to time by providing written notice to the other party in accordance with this Section 5.1, and any subsequent notice shall be sent to such party at its amended address.
6.General Provisions
6.1Entire Agreement - This Agreement constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings, negotiations and discussions between them, whether oral or written, relating to the subject matter hereof. The Executive specifically agrees that this Agreement shall, and is intended to, supersede and replace any existing or previous agreements relating to the Executive's employment or to his post-employment obligations. There are no conditions, warranties, representations or other agreements between the Parties (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.
6.2Other Business Activities – The Executive agrees that he shall not undertake any additional business or occupation or become a director, officer, employee or agent of any other entity without obtaining prior written approval from the Corporate Governance and Nominating Committee of i-80 Gold. The Executive confirms that he does not presently have any existing external roles as a director, officer, employee or consultant that will continue beyond the Executive’s start with i-80 Gold.
6.3Currency – Unless otherwise stated herein, all monetary amounts discussed are in United States Dollars.
6.4Amendment and Waiver - No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived
6.5Statutory Deduction – All amounts payable under this Agreement are subject to applicable statutory deductions and withholdings.
6.6Severability - Each article, Section and paragraph of this Agreement is a separate and distinct covenant and is severable from all other separate and distinct covenants. If any covenant or provision herein contained is determined to be void or unenforceable in whole or in part, it shall be deemed severed from this Agreement and such determination will not impair or affect the validity or enforceability of any other covenant or provision contained in this Agreement. The remaining provisions of this Agreement will be valid, enforceable and remain in full force and effect.
6.7Change in Terms and Conditions – The Executive agrees that the terms of this Agreement shall govern the Executive's employment with the Corporation, regardless of the length of the Executive's employment or any changes to the Executive's terms of employment, and regardless of whether any such change is material or otherwise.
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6.8Independent Legal Advice - The Executive acknowledges that he has read and understands the terms of this Agreement. The Executive further acknowledges that he has had a sufficient opportunity to obtain independent legal advice prior to entering into this Agreement.
6.9Assignment - This Agreement may be assigned by i-80 Gold to any third party in connection with any sale, merger, amalgamation or other corporate restructuring or reorganization of i-80 Gold, provided that there is no material change in any of the terms and conditions of the Executive's employment and/or this Agreement. The Executive may not assign this Agreement or any of the Executive's rights and obligations hereunder.
6.10Governing Law - This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario. The Parties also hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario in connection with any action, dispute, claim or proceeding arising out of this Agreement.
6.11Headings - The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
6.12Counterparts - i-80 Gold and the Executive agree that this Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original (including any counterpart that is executed by a party and is transmitted to the other party by facsimile or email transmission), and all of which when taken together constitute one and the same instrument.
IN WITNESS WHEREOF this Agreement has been executed by the parties.
DATED AT Toronto, Ontario, this 7th day of October, 2024.

SIGNED, SEALED AND DELIVERED in the	)
presence of:	)

)
)
Witness	)	Richard Young
DATED AT Toronto, Ontario, this 7th day of October, 2024

)	i-80 GOLD CORP.
)
)
)
)	Ronald Clayton
)	Chairman

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SCHEDULE "A" - DUTIES AND RESPONSIBILITIES
I80 GOLD CORP

POSITION DESCRIPTION FOR CHIEF EXECUTIVE OFFICER
INTRODUCTION
The Board of Directors (the ‘‘Board’’) of i80 Gold Corp (‘‘i80’’) has determined that, on the recommendation of the Corporate Governance and Nominating Committee, i80 should adopt a formal position description for the Chief Executive Officer of i80 in accordance with the provisions of National Policy 58-201 — Corporate Governance Guidelines.

APPOINTMENT
The Board will appoint the Chief Executive Officer of i80 on such terms and conditions as the Board deems advisable.
The appointment of the Chief Executive Officer will be evidenced by an employment agreement to be entered into between i80 and the Chief Executive Officer and approved by the Board.

DUTIES AND RESPONSIBILITIES
The Chief Executive Officer will be responsible for the day-to-day management of the business and affairs of i80. The duties and responsibilities of the Chief Executive Officer as they relate to the following matters, are as follows:
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Leadership and Governance
provide overall leadership to manage i80 in the best interests of its shareholders and i80 as a whole;

provide leadership, in conjunction with the Board, in establishing i80’s strategic direction, annual business plans and budgets;

regularly work with Board Chair, and the other directors of the Board, to ensure that directors are being provided with timely and relevant information necessary to discharge their statutory duties and responsibilities;

ensure that matters requiring decisions by the Board are brought to the Board’s attention in a timely fashion;
devote substantially all of his working time to the business and affairs of i80; and

have a thorough understanding of the political, cultural, legal and business environments of the Company.

Corporate Social Responsibility
provide overall leadership to management in support of i80’s commitment to corporate social responsibility;
set the ethical tone for i80 and its management, including:
overseeing the administration and implementation of, and compliance with, i80’s policies and procedures;
taking all reasonable steps to satisfy the Board as to the integrity of the Chief Executive Officer and other senior officers;
taking all reasonable steps to satisfy the Board that the Chief Executive Officer and other senior officers create a culture of integrity throughout i80; and
fostering ethical and responsible decision making by management;
Strategic Planning
on an annual basis, ensure the development of a strategic plan for i80 to maximize shareholder value and recommend the plan to the Board for consideration;

ensure the implementation of the strategic plan approved by the Board and report to the Board in a timely fashion on progress;

Business and Organizational Management
ensure the development of an annual business plan and budget that supports the strategic plan and recommend the plan and budget to the Board for consideration;

manage the day-to-day business and affairs of i80 in accordance with the annual business plan and budget approved by the Board;

ensure the implementation of the annual business plan and budget within the delegations and general approval guidelines for management established by the Board;
approve all commitments within the limits of delegated general authority guidelines;

identify, develop and maintain all shareholder, business, political and stakeholder contacts and relationships necessary to facilitate the implementation of the strategic plan;

implement all policies adopted by the Board to ensure maintenance of the highest standards of business
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conduct and ethics, as well as full compliance with all applicable laws, rules and regulations and corporate reporting and disclosure requirements;

ensure the efficient acquisition and allocation of the financial, human and other resources required by i80 to implement and achieve its strategic plan and ensure the implementation of effective control, monitoring and performance standards and systems relative to the utilization of all corporate resources;

Risk Management and Disclosure
on an annual basis, and more frequently as required, identify, and review with the Board, the principal business risks associated with i80’s business and design and implement appropriate systems and procedures to effectively monitor, manage and mitigate such risks;

have a sufficient understanding of legal, regulatory, political and cultural risks impacting the company and evaluate these risks in the context of the specific emerging market;

ensure the accuracy, completeness, integrity and appropriate disclosure of i80a’s financial statements and other financial information through appropriate policies and procedures;

establish and maintain i80’s disclosure controls and procedures through appropriate policies and procedures;
establish and maintain i80’s internal controls over financial reporting through appropriate polices and procedures;

ensure that i80 complies with all regulatory requirements for financial information, reporting, disclosure requirements and internal controls over financial reporting;

provide required regulatory certifications regarding the business and affairs of i80;

ensure the appropriate and timely disclosure of material information, in consultation with the Board established pursuant to i80’s Corporate Disclosure Policy;

develop and implement an effective communications policy and program designed to facilitate the implementation of i80’s strategic plan; and

Other Duties
carry out such other duties and responsibilities as the Board may request from time to time.

Original Approval Date: October 7, 2024
Approved by: Corporate Governance and Nominating Committee
Board of Directors
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